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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TriMas Corporation

Notice of 2009 Annual Meeting of Shareholders
To be held May 7, 2009

To the Shareholders of TriMas Corporation:

        The Annual Meeting of shareholders of TriMas Corporation (the "Company") will be held on Thursday, May 7, 2009 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304, at 11:00 a.m., Eastern Time, for the following purposes:

  1.
  To elect two directors to serve until the Annual Meeting of shareholders in 2012;

  2.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 9, 2009 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors
/s/ JOSHUA A. SHERBIN Joshua A. Sherbin Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 1, 2009.

        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009
The Proxy Statement and 2008 Annual Report of TriMas Corporation are available at: http://www.trimascorp.com/2009proxy

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

Proxy Statement for 2009 Annual Meeting of Shareholders

        This proxy statement contains information regarding the Annual Meeting of shareholders (the "Annual Meeting") of TriMas Corporation (the "Company") to be held at 11:00 a.m., Eastern Time, on Thursday, May 7, 2009 at the TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company's Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 1, 2009. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, holders of the Company's common stock (the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of two directors to serve until the Annual Meeting in 2012.

        In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG LLP ("KPMG"), the Company's independent registered public accounting firm for 2008, will be present at the Annual Meeting and will be available to respond to appropriate questions and if they desire, to make a statement.

Who is entitled to vote?

        Only record holders of Voting Stock at the close of business on the record date of March 9, 2009 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote those shares of Voting Stock that they held on the Record Date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What counts as Voting Stock?

        The Company's common stock constitutes the Voting Stock of the Company. As of March 9, 2009, there were no outstanding shares of preferred stock of the Company.

What constitutes a quorum?

        For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 33,589,222 shares of Voting Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?

        Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company's transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.

        Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.

        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

        Shareholders of Record.    If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

        Beneficial Owners.    If you hold your shares in street name through a broker, trustee, bank or other nominee and do not return the proxy card, such nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of directors, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on the proposal with respect to your Voting Stock will be considered "broker non-votes" with regard to that matter. Voting Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. A separate set of proxy materials will be sent promptly following receipt of your request.

        If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

What does it mean if I receive more than one proxy card or voting instruction card?

        If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company's transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company's transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What is the Board's recommendation?

        The Board recommends a vote:

          FOR the election of the nominated slate of directors.

What vote is required to approve each item?

        Proposal 1—Election of Directors.    The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated and will have no effect on the outcome of the vote.

        Other Matters.    If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

How can I access the Company's proxy materials and annual report on Form 10-K?

        The SEC Filings subsection under "Investors" on the Company's website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.

        In addition, and as required by the SEC for 2009, the Company has posted printable and searchable 2009 proxy materials to the Company's website @ http://www.trimascorp.com/2009proxy; and a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Is a registered list of shareholders available?

        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 7, 2009 at the TriMas Corporation headquarters.

How are votes counted?

        In the election of directors, you may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

        If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of the Company's nominees to the Board).

How do I find out the voting results?

        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Who will serve as the inspector of elections?

        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Solutions, Inc.

How and when may I submit a shareholder proposal for the 2010 Annual Meeting of Shareholders?

        Requirements for shareholder proposal to be considered at the 2010 Annual Meeting by inclusion in the Company's proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company's principal executive offices no later than December 2, 2009. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

    TriMas Corporation
    Vice President, General Counsel and Secretary
    39400 Woodward Avenue, Suite 130
    Bloomfield Hills, Michigan 48304
    Fax: (248) 631-5413

        Requirements for shareholder proposal to be considered at the 2010 Annual Meeting, but not included in the Company's proxy statement.    For a shareholder proposal that is intended to be considered at the 2010 Annual Meeting, but not included in the Company's proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on February 15, 2010.

        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2010 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2010 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the number of shares of the Company's Voting Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If the date of the 2010 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2009 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

  •
  45 days prior to the 2010 Annual Meeting; and

  •
  10 days after public announcement of the 2010 Annual Meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of seven members serving three-year staggered terms. The Board of Directors is divided into three classes, each class consisting of approximately one-third of the Company's directors. Class III directors terms will expire at the 2009 Annual Meeting. Messrs. Tredwell and Valenti, two of the three Class III directors, have consented to stand for re-election to serve until the 2012 Annual Meeting. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Mr. Becker, also a Class III director, has advised the Board that he will not stand as a nominee for re-election at the 2009 Annual Meeting.

        The Company's Board recommends a vote FOR each of the two directors listed below that stand for election, to serve until the 2012 Annual Meeting.

Vote Required

        The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors.

        Additional information regarding the directors and director nominees of the Company is set forth below.

Directors and Director Nominees

        The Board of Directors currently consists of seven members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Charles E. Becker(1)	62	Director	2009
Daniel P. Tredwell(2)	51	Director	2009
Samuel Valenti III(2)	63	Chairman of the Board of Directors	2009
David M. Wathen(3)	56	Director, President and Chief Executive Officer	2010
Marshall A. Cohen	74	Director	2010
Richard M. Gabrys	67	Director	2011
Eugene A. Miller	71	Director	2011

(1)
Not standing for re-election at the 2009 Annual Meeting.

(2)
Standing for re-election at the 2009 Annual Meeting.

(3)
Elected January 13, 2009 upon the resignation of Grant H. Beard.

        Charles E. Becker.    Mr. Becker was elected as a director in June 2002. Mr. Becker has advised the Board that he will not stand as a nominee for re-election at the 2009 Annual Meeting when his term expires.

        Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company's directors in June 2002. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. ("Heartland"). He has more than two decades of leveraged financing and private equity experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Asahi Tec Corporation, Springs Industries, Inc., and Springs Global Participações S.A.

        Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company's Board of Directors in June 2002 and served as Executive Chairman of the Company's Board from November 2005 through November 2008. Mr. Valenti remains Chairman of the Company's Board. He was employed by Masco Corporation from 1968 through March 2008. From 1988 through March 2008, Mr. Valenti was President and a member of the board of Masco Capital Corporation, and was Vice President—Investments of Masco Corporation from May 1974 to October 1998. Until November 2005, Mr. Valenti also served as a special advisor to Heartland Industrial Partners, L.P., and until July 2006, Mr. Valenti served as a director of Metaldyne Corporation. Mr. Valenti is currently Chairman of Valenti Capital LLC.

        David M. Wathen.    Mr. Wathen was appointed as the Company's President and Chief Executive Officer and as a member of the Board on January 13, 2009. He is currently a director and member of the Audit Committee and Corporate Governance Committee of Franklin Electric Co., Inc. From 2002 until 2006, Mr. Wathen was President and Chief Executive Officer of Balfour Beatty, Inc. (US Operations) an engineering, construction and building management services company. Prior to his Balfour Beatty appointment in 2002, he served as a Principal Member of Questor, a private equity firm. Mr. Wathen has also held management positions with General Electric, Emerson Electric, Allied Signal, and Eaton Corporation.

        Marshall A. Cohen.    Mr. Cohen was elected as one of the Company's directors in January 2005. He is also a director of Barrick Gold Corporation and TD Ameritrade. From November 1988 to September 1996, he was President, Chief Executive Officer and director of the Molson Companies Limited.

        Richard M. Gabrys.    Mr. Gabrys joined the Board in August 2006. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years where he served a variety of publicly-held companies, financial services institutions, public utilities, and health care entities. He was a Vice Chairman of Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From January 2006 through August 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From December 2004 through January 2008, Mr. Gabrys served on the Board of Dana Corporation. He is a member of the Board of Directors of CMS Energy Company, Massey Energy Company, and La-Z-Boy Inc.; and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private family investment company.

        Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller is the retired Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank in which positions he served from 1993 to 2002. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (June 1993 through June 1999). He is also a director of DTE Energy Company since 1989 and Handleman Company since 2002.

The Board of Directors and Committees

        Through November 5, 2008, the Board consisted of eight directors and since November 6, 2008 the Board has consisted of seven directors. During 2008, the Board held nine meetings and acted eight times by unanimous written consent. The table below sets forth the 2008 membership and meeting information for the four standing committees of the Board(1):

Name	Audit		Compensation	Governance & Nominating	Executive
Brian P. Campbell(2)	—		—	—	—
Richard M. Gabrys(3)	Chairman		—	X	—
Eugene A. Miller(4)	X		Chairman	—	—
Charles E. Becker	—		X	—	—
Daniel P. Tredwell(5)	—		—	—	X
Samuel Valenti III(6)	—		—	X	X
David M. Wathen(7)	—		—	—	X
Marshall A. Cohen(8)	X		X	Chairman	—
Meetings	10	(9)	7	3	0
Action by Unanimous Written Consent	2		2	0	0

    (1)
    Represents committee membership from January 1, 2008, through the date of this proxy statement.

    (2)
    Until November 6, 2008, Mr. Campbell was a member of the Board and from May 2, 2008 through November 5, 2008 was a member of the Audit Committee and Governance & Nominating Committee.

    (3)
    Mr. Gabrys was appointed Chairman of the Audit Committee May 2, 2008.

    (4)
    From January 1, 2008 through May 1, 2008 Mr. Miller was Chairman of the Audit Committee; and a member of the Compensation Committee from January 1, 2008, becoming its Chairman on May 2, 2008.

    (5)
    From January 1, 2008 through May 1, 2008 Mr. Tredwell was a member of the Audit Committee and Governance & Nominating Committee.

    (6)
    Mr. Valenti III was a member of the Compensation Committee from January 1, 2008 through May 1, 2008; and became a member of the Governance and Nominating Committee on November 6, 2008.

    (7)
    Mr. Wathen joined the Executive Committee January 13, 2009.

    (8)
    Mr. Cohen was a member of the Audit Committee from January 1, 2008 through May 1, 2008, and rejoined the Audit Committee on November 6, 2008; he became a member of the Compensation Committee on May 2, 2008.

    (9)
    In addition to the listed Audit Committee meetings, the Audit Committee's Sarbanes-Oxley 404 Compliance Sub-Committee met one time in 2008 to review the status of the Company's implementation of Sarbanes-Oxley compliance. Although the sub-committee meetings did not constitute official meetings of the Audit Committee, members of the Audit Committee who attended received attendance fees in consideration for the time devoted to the sub-committee.

        The Company's Board of Directors currently consists of seven directors, divided into three classes so that, as nearly as possible, each class will consist of one-third of the Company's directors. The members of each class serve for a staggered, three year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the Annual Meeting in the year in which their term expires. The classes are composed as follows:

  •
  Class I directors: directors whose terms expire at the 2010 Annual Meeting;

  •
  Class II directors: directors whose terms expire at the 2011 Annual Meeting; and

  •
  Class III directors: directors whose terms expire at the 2009 Annual Meeting.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Company's directors.

        The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Becker, Cohen, Gabrys, Miller and Valenti are "independent" from management in accordance with the NYSE listing standards and the Company's Corporate Governance Guidelines. With respect to Mr. Valenti, the Board made this determination as of November 6, 2008. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company's Corporate Governance Guidelines. After considering all of the relevant facts and circumstances, the Board determined that, within twelve (12) months of the Company's initial public offering, all of the members of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Board qualified under the applicable independence standards.

        During 2008, with the exception of Mr. Becker, all directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. Seven of the eight then current directors attended the Company's 2008 Annual Meeting of Shareholders Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending

Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.

        Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see "Corporate Governance." For information on how you can communicate with the Company's non-management directors, see "Communicating with the Board."

        Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company's independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company's financial statements, our independent registered public accounting firm's qualifications and independence, the performance of the company's independent registered public accounting firm, and the Company's internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company's independent registered pubic accounting firm's report describing the auditing firm's internal quality-control procedures and any materials issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors. See "Report of the Audit Committee." The Audit Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.

        Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller and Gabrys qualify as an "audit committee financial expert" within the meaning of SEC regulations and that each has the accounting and related financial management expertise required by the NYSE listing standards.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining the Company's compensation strategies and policies including, (1) reviewing and approving the Company's overall executive and director compensation philosophy and the executive and director compensation programs to support the Company's overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company's officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.

        The Compensation Committee is responsible for monitoring and administering the Company's compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time.

        See "Compensation Discussion and Analysis." The Compensation Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance Section.

        Executive Committee.    The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which Delaware law or NYSE or SEC rules require to be within the purview of the Company's independent directors or which is otherwise in conflict with such laws or rules.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

        In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

        The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2009 Annual Meeting.

        The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

        The Corporate Governance and Nominating Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance Section.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an employee of the Company. Messrs. Becker, Cohen and Miller are the current members of the Company's Compensation Committee. See "Transactions with Related Persons" for a summary of related person transactions involving Heartland.

Director Compensation

        The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are not independent do not receive any compensation for serving on the Board or any committees thereof. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.

        Annual Cash Retainer and Meeting Fees.    In 2008, each independent director received an annual retainer, subject to proration, of $75,000, and a meeting fee of $1,000 for each Board or committee meeting attended. The Chairman of the Board received $200,000 in 2008 for his services in that capacity and did not receive attendance fees. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees received attendance fees of $2,000 for each meeting attended. In addition, the chair of the Audit Committee received an additional annual retainer fee of $15,000. In 2008, the Company did not grant equity compensation to its independent directors, except that Mr. Valenti elected to receive one-twelfth of his retainer in common stock of the Company.

        At its February 26, 2009 Board Meeting, the Board approved, effective January 1, 2009, the payment of a $10,000 annual retainer to the Chair of the Compensation Committee, a $5,000 annual retainer to the Chair of the Governance and Nominating Committee, and adjusted attendance fees to $1,000 for each Board meeting attended, and each committee meeting attended as a committee member or as committee chair. The Board also approved the issuance on March 9, 2009 of options to purchase 24,000 shares of common stock per independent Board member (other than the Chairman), at the fair market value exercise price of the closing price of the Company's stock on the grant date, which options will vest in equal annual increments over the three years following the grant date and are subject to a ten (10) year exercise term, subject to earlier termination if the recipient dies, becomes disabled or is no longer a director.

        Other.    The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

Director Compensation Table

Name	2008 Fees Earned or Paid in Cash	2008 Stock Awards $	Total
Samuel Valenti III(3)	$183,333	16,667	$200,000
Grant H. Beard(1)	N/A	—	N/A
Charles E. Becker	$83,000	—	$83,000
Marshall A. Cohen	$97,000	—	$97,000
Richard M. Gabrys	$104,931	—	$104,931
Eugene A. Miller	$113,068	—	$113,068
Daniel P. Tredwell(1)	N/A	—	N/A
Brian P. Campbell(2)	$72,383	—	$72,383

    (1)
    Messrs. Beard, who resigned from the Board on January 13, 2009, and Tredwell did not receive any compensation for their services as directors.

    (2)
    Mr. Campbell resigned from the Board on November 6, 2008.

    (3)
    In accordance with the terms of the Company's 2006 Long Term Equity Incentive Plan, Mr. Valenti elected to receive 1/12 of his retainer in 2008 in common stock. The common stock was attributable to the December installment of his retainer and was issued December 1, 2008. The grant date fair value computed in accordance with FAS 123R of the 13,661 shares of stock awarded is reflected in the table.

Corporate Governance

        The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.trimascorp.com, in the Corporate Governance Section. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

        Code of Ethics.    The Board has adopted a code of ethics and business conduct that applies to directors and all employees, including the Company's principal executive officer, principal chief financial officer, and other persons performing similar executive management functions. The code of ethics is posted on the Company's website in the Corporate Governance Section. All amendments to the Company's code of ethics, if any, will be also posted on the Company's internet website, along with all waivers, if any, of the code of ethics involving senior officers.

        The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form-10-Q for the quarters ended March 31, June 30 and September 30, 2008, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2008, Certifications Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

        A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Ethics will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Vice President, General Counsel and Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board

        Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        Depending on the subject matter of the communication, management will:

  •
  forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

  •
  attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance Section in the document entitled Code of Ethics and Business Conduct. Employees may express such concerns on a confidential and anonymous basis.

        Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

Independent Auditors

        During fiscal year 2008, KPMG served as the Company's independent registered public accounting firm and also provided certain other audit related services. KPMG has audited the Company's consolidated financial statements annually since the fiscal year ended December 31, 2003. Representatives of KPMG are expected to attend the 2009 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

        The Audit Committee has not yet selected independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2009. The Audit Committee intends to appoint an independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2009, as the Audit Committee determines is in the best interests of the Company and its shareholders.

Pre-Approved Policies and Procedures for Audit and Non-Audit Services

        The Audit Committee's policies permit the Company's independent accountants, KPMG, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:

          (1)   KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

          (2)   KPMG and the Company will enter into engagement letters authorizing the specific audit-related tax or non-audit services and setting forth the cost of such services;

          (3)   The Company is authorized, without additional Audit Committee approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

          (4)   The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

Service Fees Paid to the Independent Registered Public Accounting Firm

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2008, 2007 and 2006 by KPMG.

	2008 ($)	2007 ($)	2006 ($)
Audit Fees	2,424,300	3,220,000	1,375,000
Audit-related Fees	—	436,000	244,000
Tax Fees	66,900	15,900	14,200
All Other Fees	—	—	—

Total	2,491,200	3,671,900	1,634,200

Audit and Audit-Related Fees

        Integrated audit fees billed for services rendered in connection with the audit of the Company's annual financial statements and the effectiveness of the Company's financial controls over financial reporting were $2,424,300, $3,220,000 and $1,375,000 for 2008, 2007 and 2006, respectively. The increase in fees for 2007 was due to services in connection with the Company's initial compliance with Section 404 of the Sarbanes-Oxley Act. KPMG audit fees related to the Company's ongoing SOX compliance are reflected in the 2008 Audit Fees. In 2007 and 2006, audit-related fees of $436,000 and $244,000, respectively, were incurred related to the Company's initial public offering.

Tax Fees

        Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2008, 2007 and 2006, as the Company has retained another accounting firm to provide tax advice.

        The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

        The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of the Record Date by:

  •
  each person known by us to beneficially own more than 5% of the Company's common stock;

  •
  each of the Company's directors and director nominees;

  •
  each of the named executive officers; and

  •
  all of the Company's directors and named executive officers as a group.

        The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire voting stock that are currently exercisable or will become exercisable within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the

Record Date, the Company had 33,589,222 shares outstanding and 833,649 shares that are deemed "beneficially owned" under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2)	15,091,275	43.8%
177 Broad St., 10th Floor, Stamford, Connecticut 06901
Masco Corporation(3)	2,454,614	7.1%
21001 Van Born Road, Taylor, Michigan 48180
First Manhattan Co.	2,322,083	6.74%
437 Madison Avenue, New York, NY 10022
Tinicum Lantern II L.L.C.(8)	1,871,600	5.4%
800 Third Avenue, 40th Floor, New York, NY 10022
Charles E. Becker(4)(5)(7)	2,000	0
Lynn A. Brooks(5)(7)	172,234	0
Marshall A. Cohen(5)(7)	2,000	0
Richard M. Gabrys(5)(7)	3,000	0
Eugene A. Miller(5)(7)	7,000	0
Joshua A. Sherbin(5)(7)	60,300	0
Daniel P. Tredwell(2)	15,091,275	43.8%
Samuel Valenti III(5)(6)(7)	388,661	1.1%
David M. Wathen(7)	0	0
A. Mark Zeffiro(5)(7)	28,800	0
All named executive officers and directors as a group (10 persons)(2)(5)(7)(9)	15,755,270	45.8%

    (1)
    These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 11,805,779 shares are held by TriMas Investment Fund I, L.L.C. ("TIF I"); 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C. ("MIF I"); 835,339 shares are held by HIP Side-by-Side Partners, L.P.; 173,378 shares are held by TriMas Investment Fund II, L.L.C. and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the shareholders agreement summarized under "Transactions with Related Persons—Shareholders Agreement," Heartland Industrial Associates, L.L.C., and Heartland Industrial Partners, L.P., as the managing member of TIF I and MIF I, may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to the shareholders agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act.

    (2)
    All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 177 Broad Street, 10th Floor, Stamford, CT 06901.

    (3)
    Of these shares, 280,701 are held directly by Masco Corporation and 2,173,913 shares are held by Masco Capital Corporation, which is a wholly-owned subsidiary of Masco Corporation.

    (4)
    Affiliates of Mr. Becker are limited partners in Heartland.

    (5)
    For Messrs. Becker, Brooks, Cohen, Gabrys, Miller, Sherbin, Zeffiro and Valenti, includes options to purchase 2,000, 157,516, 2,000, 1,000, 2,000, 44,000, 0 and 200,000 shares, respectively, granted under the Company's 2002 Long Term Equity Incentive Plan , that are currently exercisable; and for Messrs. Brooks, Sherbin and Zeffiro, includes 11,167, 9,667 and 12,000 restricted shares of common stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan, restrictions lapse as to one-third (1/3) of the number of granted shares on each anniversary date of the grant.

    (6)
    Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

    (7)
    Except for Mr. Valenti, each director, nominee director and named executive officer, owns less than one percent of the outstanding shares of the Company's common stock.

    (8)
    Tinicum Lantern II L.L.C. is the general partner each of Tinicum Capital Partners II, L.P. ("TCP II") and Tinicum Capital Partners II Parallel Fund, L.P. (the "Parallel Fund"), and the managing member of Tinicum Capital Partners II Executive Fund L.L.C. (the "Executive Fund") with respect to the shares held by each. Of these shares, 1,856,394 shares are held by TCP II, 9,656 shares are held by the Parallel Fund and 5,550 shares are held by the Executive Fund.

    (9)
    As of the Record Date, Messrs. Beard, Autry, Paulsen and Schwartz are excluded herein, based on their resignation dates of January 13, 2009, April 11, 2008, June 19, 2008 and March 4, 2009, respectively.

Executive Officers

        Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen(1)	56	Director, President and Chief Executive Officer
A. Mark Zeffiro	43	Chief Financial Officer
Lynn A. Brooks	56	President, Packaging Systems Group
Edward L. Schwartz(2)	47	Executive Vice President
Joshua A. Sherbin	46	Vice President, General Counsel and Secretary
Robert J. Zalupski	50	Vice President, Finance and Treasurer

(1)
Appointed January 13, 2009, replacing Grant H. Beard who resigned on that same date.

(2)
Resigned March 4, 2009

        David M Wathen.    Business experience provided under "Director and Director Nominees."

        A. Mark Zeffiro.    Mr. Zeffiro was appointed Chief Financial Officer of the Company in June 2008. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company ("GE") and Black and Decker Corporation ("Black & Decker"). From 2004, during Mr. Zeffiro's four-year tenure with Black & Decker, he was Vice President of Finance for the Global Consumer Product Group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of the factory store business unit, a $50 million business comprising 38 factory stores and 500 personnel. In 2003-2004 Mr. Zeffiro was Chief Financial Officer of First Quality Enterprises, a private company producing consumer products for the health care market globally, where he led all financial activities, including funding, banking and audit. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was Chief Financial Officer of their medical imaging manufacturing division.

        Lynn A. Brooks.    Mr. Brooks has been President of the Packaging Systems Group since July 1996. He joined Rieke, today part of the Packaging Systems Group, in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager of Rieke. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

        Edward L. Schwartz.    In June 2008, Mr. Schwartz was appointed Executive Vice President of the Company. From the period February 2003 through June 2008, he served as President of the Industrial Specialties, Energy Products, Recreational Accessories and RV & Trailer Products groups. Mr. Schwartz resigned from the Company effective March 4, 2009.

        Joshua A. Sherbin.    Mr. Sherbin was appointed the Company's General Counsel and Secretary in March 2005, and Vice President in May 2008, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with Butzel Long's general business practice.

        Robert J. Zalupski.    Mr. Zalupski was appointed the Company's Vice President, Finance and Treasurer in January 2003. He joined the Company as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

        Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company's written Code of Ethics and Business Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.

        Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee if any actual or potential conflict or interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.

        It is also the Company's unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.

        In addition, the Company's credit facility and the indenture governing the Company's senior subordinated notes contain covenants that restrict the Company's ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm's-length basis from unrelated parties are allowed. Such covenants influence the Company's policy for review, approval and ratification of transactions with related parties.

Metaldyne Corporation

        In connection with the Company's reorganization in June 2002, the Company assumed approximately $37.0 million of liabilities and obligations of Metaldyne Corporation ("Metaldyne"), mainly comprised of contractual obligations to former Company employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments made on the Company's behalf. The remaining contractual obligations to Metaldyne are now reported as accrued liabilities in the Company's consolidated balance sheet and were approximately $5.8 million at December 31, 2008.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne distributed the 4,825,587 shares of the Company's common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend. As a result of the merger, Metaldyne and the Company are no longer related parties.

        Subject to certain limited exceptions, Metaldyne and TriMas retained separate liabilities associated with the respective businesses. Accordingly, the Company will indemnify and hold Metaldyne harmless from all liabilities associated with the Company and its subsidiaries and the respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold harmless Heartland and the Company harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding the Company and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, the Company agreed with Metaldyne to indemnify one another for its allocated share (57.99% in the case of Metaldyne and 42.01% in the case of the Company) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

Heartland Industrial Partners

Initial Public Offering

        On May 17, 2007, the Company completed an initial public offering which benefited all of the Company's pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Company's common stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's voting stock and in accordance with the Shareholders Agreement discussed below, it continues to be able to elect a majority of the Company's Board of Directors and to effectively control the Company. Disclosure of Heartland's ownership is described under "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters."

Shareholders Agreement

        Heartland, Masco Capital Corporation, and other investors are parties to a shareholders agreement regarding their ownership of the Company's common stock (the "Shareholders Agreement"). The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of Directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of the Company's directors on the one hand and Heartland on the other hand pursuant to which a director was selected. The Shareholders Agreement also provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of the Company, Heartland has the right to require the other shareholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control.

Advisory Services Agreement

        The Company and Heartland are party to an advisory services agreement, pursuant to which Heartland may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval by the disinterested members of the Company's Board of Directors. Heartland is also entitled to the reimbursement of its expenses under the advisory services agreement. For the year ended December 31, 2008, Heartland did not receive any payment for such fees under this agreement, but did receive reimbursement for expenses in the amount of $147,754.

Management Rights Agreement

        The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company's securities. Heartland has the right to attend Board meetings as an observer if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company's directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Mr. Valenti, the Company's Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires the Company's directors and certain officers, and persons who own more than ten percent of a registered class of its equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. The SEC requires officers, directors and 10% Stockholders to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2008, the Company believes that its certain officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Messrs. Autry, Beard, Brooks, Newcom, Paulsen, Schwartz, Sherbin and Zalupski each filed one (1) late Form 4 and A. Mark Zeffiro filed one (1) late Form 3.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Compensation Committee, composed of three independent directors in compliance with the NYSE listing standards, administers the executive compensation program of the Company. The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company's directors and executive officers, including the President and Chief Executive Officer and the Chief Financial Officer and the other executive officers named in the "Summary Compensation Table" (the "NEOs" or "named executive officers"). The Committee's charter reflects such responsibilities and is available on the Company's website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Committee last reviewed and updated its charter in August 2008.

        In 2008, the Committee continued to address the Company's transition from being privately-held for several years to again becoming a publicly-traded entity in May 2007. To address both transitional and ongoing executive pay matters, the Company sought input from the Company's President and Chief Executive Officer, and other members of management as necessary, as it values their understanding of the overall effectiveness of the management team and each person's individual contribution to the Company's achievements. Support for Committee actions and decisions also was provided by members of the Company's legal, human resources and accounting departments. In 2008, the Committee had seven (7) meetings.

        The Committee also retained Hewitt Associates LLC ("Hewitt") as its independent outside consultant for executive and director compensation matters. In this capacity, Hewitt reports directly to the Committee, and as necessary communicates separately with the Committee without management present. Hewitt's scope of activities on behalf of the Committee during 2008 included, among other items, competitive benchmarking analyses for executives and outside directors, assistance with annual and long-term incentive plan design, providing assistance to management as it develops proposals for the Committee's review, including with respect to consideration of share ownership guidelines and a recoupment policy, as well as consulting with the Committee and with management on technical considerations relative to all aspects of the Company's executive compensation program.

Compensation Philosophy for Named Executive Officers

        The Committee seeks to ensure that total compensation paid to the Company's named executive officers is fair, reasonable and competitive. Total annual compensation of named executive officers consists of base salary, annual cash incentive awards, long-term incentive compensation and certain other benefits (including retirement and welfare benefits and perquisites). The Company also has various deferred compensation arrangements for its named executive officers.

        The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, including maintaining strong links between executive pay and performance. The Committee believes that compensation paid to named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting, retaining, motivating and rewarding key executives critical to its long-term success. In addition, the Committee believes that the proportion of total compensation that is (i) performance-based compensation, (ii) long-term compensation subject to vesting, and (iii) share-based compensation should increase as an employee's level of responsibility increases.

        The Committee further strives to have a market competitive pay structure with applicable peer groups, while recognizing the significance of maintaining internal pay fairness and other factors described herein. The Committee also takes into account individual performance, hiring and retention needs and other external market pressures in finalizing its compensation determinations.

        The Committee's decisions with respect to 2008 were consistent with the above philosophy and reflected the Company's 2008 economic performance. Due to the level of Incentive EBITDA achieved by the Company in 2008, the Company's named executive officers did not receive any payment for the Company performance element under the cash bonus plan (the Annual Value Creation Plan) and all of the equity grants awarded in 2008 as Performance Units failed to vest and were forfeited. In 2008 and early 2009, the Company realigned its senior leadership with the replacement of its Chief Executive Officer and Chief Financial Officer and the elimination of the Group President and Executive Vice President positions following executive departures. Turning to 2009, the Committee retained its focus on shareholder value and performance-based compensation by holding named executive officer salaries at 2008 levels and utilizing stock options, the value of which would be driven solely by long term Company performance.

Peer Group Analyses

        To establish an ongoing executive pay structure as a publicly-traded company, the Committee asked Hewitt to benchmark pay for the Company's top officers. In so doing, two peer groups were used: (i) a "strategic" peer group identified by the Committee and the Company's management, and (ii) a second peer group comprised generally of industrial manufacturing companies who participated in Hewitt's executive pay database in 2007. These two groups are referred to together as the "Current Peer Groups."

        The strategic peer group includes 15 entities that, like the Company, are U.S.-based companies engaged primarily in manufacturing diversified products, and are viewed as similar to the Company in terms of industry, business and operations. Also, like the Company, these companies are organized as parent companies with various direct and indirect operating subsidiaries. This group is made up of the following companies:

Actuant Corporation	GenCorp	Kaydon Corporation
Ametek, Inc.	Graco, Inc.	Roper Industries
Carlisle Companies	Greif, Inc.	Sequa Corporation
Crane Co.	Harsco Corporation	SPX Corporation
Donaldson Company	IDEX Corporation	Teleflex Incorporated

        Fiscal year 2006 revenues for these peer companies ranged from $404 million to $4.3 billion, with a median of approximately $1.8 billion. Based on the Company's 2007 revenue of approximately $1.0 billion, regression analysis (based on revenues) was used to determine size-adjusted market median pay levels. All data relied upon with respect to the strategic peer group was based upon SEC filings for the year ended December 31, 2006. For 2008, the Committee continued to rely on the benchmarking analysis conducted in 2007 with respect to the strategic peer group.

        The second peer group used to provide an additional perspective on market pay levels is comprised of the following companies:

A.O. Smith Corporation	Donaldson Company	Sauer-Danfoss Inc.
Albemarle Corporation	Graco, Inc.	Sensient Technologies Corporation
Brady Corporation	Hubbell Inc.	Valmont Industries
Cameron International	Joy Global Inc.	W.R. Grace & Co.
Cleveland-Cliffs	Kaydon Corporation	Walter Industries
Corn Products International Inc.	Milacron Inc.	Woodward Governor Company

        Fiscal year 2006 revenues for these peer companies ranged from $404 million to $3.7 billion, with a median of approximately $1.7 billion. Again, regression analysis (based on the Company's 2007 $1.0 billion in annual revenues) was used to determine size-adjusted market median pay levels. All data relied upon with respect to the second peer group was based upon SEC filings for the year ended December 31, 2006. For 2008, the Committee continued to rely on the benchmarking analysis conducted in 2007 with respect to the second peer group.

        The Committee is committed to reviewing the Current Peer Groups periodically to ensure they remain suitable for benchmarking purposes, and anticipates that changes will occur from time to time based on the evolution of its own business strategy, the business mix of the peer companies, and the availability of comparative data. The composition of the Current Peer Groups listed above differs from the group identified as relevant to compensation discussions prior to the Company's initial public offering in May 2007.(1)

(1)
Prior to the Company's initial public offering in May 2007, the Company relied on a prior benchmark group comprised of 20 entities, that like the Company, are U.S.-based companies engaged primarily in manufacturing diversified products and are organized as parent companies with various direct and indirect operating subsidiaries.

        In general, the Committee's objective is to set target compensation levels at market median with an opportunity to earn above-market awards when shareholders have received above-market returns. However, the Committee recognizes that it may occasionally need to set and pay target compensation above this range when circumstances warrant (for example, to address specific individual hiring or retention issues).

Compensation Components

        The material elements of the Company's executive compensation package in 2008 were as follows:

        Base Salary.    Base salaries for the Company's named executive officers were established based on the scope of their responsibilities and their prior relevant background, training, and experience, and taking into account competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the salaries for executives in similar positions and with similar responsibilities in the companies of similar size represented in the compensation data reviewed. Consistent with the Company's policy of setting compensation levels that reflect, among other things, an executive's level of responsibility, the President and Chief Executive Officer's salary and total compensation reflect the scope of his responsibilities and the benchmark compensation data evaluated. The Company believes that providing competitive salaries allows the Company to attract and retain talented executives. An executive's base salary is also evaluated together with other components of the executive's other compensation to ensure that the executive's total compensation is in line with the Company's overall compensation philosophy.

        Base salaries are reviewed annually and adjusted from time to time to realign with market levels after taking into consideration individual responsibilities, performance and experience.

        For fiscal year 2008, the Committee maintained the base pay for Mr. Beard at $875,000, the same level it had been since 2004. Coincident with Mr. Beard's resignation from the Company on January 13, 2009, the Company hired Mr. David Wathen as his successor. The Committee established Mr. Wathen's base pay at $675,000, maintaining its philosophy that a significant component of an executive's overall targeted compensation be in the form of incentive compensation, and further emphasizing the role of equity based compensation.

        In 2008, Mr. Schwartz received a 6.6 percent increase as compared to fiscal year 2007 in recognition of his expanded role as the Company's Executive Vice President. Mr. Schwartz resigned from the Company on March 4, 2009. Mr. Brooks and Mr. Sherbin received increases of 2.9 percent and 4.4 percent, respectively, as compared to fiscal year 2007. Messrs. Autry and Paulsen, who resigned from the Company on April 11, 2008 and June 19, 2008, respectively, did not receive base pay increases in 2008. The changes were in keeping with market median data. Base pay increases were effective as of July 1, 2008. Base pay changes for 2008 were evaluated with reference to the Current Peer Groups.

        Annual Value Creation Plan.    The Company offers the named executive officers cash compensation through its Annual Value Creation Plan which provides incentives to achieve specified corporate and personal performance targets. Employees are selected to participate in the Annual Value Creation Plan based on their ability to significantly impact the Company's annual operating results. The Company structured the Annual Value Creation Plan so that it is taxable to the executive officers at the time payments are made to them.

        The President and Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources (which, with the elimination of this position in 2008, became the responsibility of the Vice President, General Counsel and Secretary) present to the Committee for its ultimate approval recommended corporate and personal performance targets for each plan participant. In recommending and approving the performance objectives, the Company's executives and the Committee, respectively, include and consider performance targets that are viewed as reasonably achievable and others that are viewed as more of a challenge to achieve based on past performance and specific industry and general economic conditions. The intent is to provide a balance between the two to ensure that the named executive officers are properly incented throughout the year.

        The Company's corporate performance objective for fiscal year 2008 was achieving internally budgeted amounts of Incentive EBITDA (also referred to as Corporate Incentive EBITDA for clarity of reference to Company-wide performance), which was previously referred to as Annual Value Creation Plan Adjusted EBITDA. The Committee chose Incentive EBITDA as the relevant performance measure because it is viewed as a proxy for our ability to generate cash from operations, and as such is considered as a key means of measuring the Company's business performance. Incentive EBITDA reflects further adjustments to our reported Adjusted EBITDA results for items such as lease expense on sale-leaseback transactions, corporate expenses, expenses for equity compensation, other income (expense), gains (losses) on fixed asset sales and certain non-recurring charges. These adjustments are made because the Committee has determined that they are important to consider to ensure that the Annual Value Creation Plan measures results that are driven primarily by management's efforts rather than by external economic factors. The Annual Value Creation Plan also measures the efficiency of use of working capital and the deployment of capital expenditures against budget commitments.

        Further, each participant also is measured on the degree to which personal objectives are met. The NEO's develop individual goals and objectives that pertain to the overall support of the business and creation of shareholder value and are consistent with the functional focus and expertise of the NEO. Each NEO discusses and implements his or her respective goals as agreed upon with the President and Chief Executive Officer; in the case of the President and Chief Executive Officer, this process is coordinated with the Committee. Attainment of each NEO's personal goal objectives is assessed in connection with the NEO's annual review and a value is assigned for purposes of determining the individual performance compensation component.

        The following chart summarizes the metrics and weightings that applied to our NEOs for 2008. As indicated, corporate financial objectives are more heavily weighted than individual performance objectives, to reflect the Committee's belief that the largest portion of potential incentive pay should be based on financial results:

Position	EBITDA Level and Weighting	Other
President and Chief Executive Officer, Chief Financial Officer, Executive Vice President, Vice President, General Counsel and Secretary	Corporate Incentive EBITDA—75%	Personal Objectives—25%
Group Presidents	Corporate Incentive EBITDA—25% Group-level Incentive EBITDA—50%	Personal Objectives—25%

        The Annual Value Creation Plan target for fiscal year 2008 was to achieve 100% of internally budgeted Incentive EBITDA (approximately $163.4 million in 2008) at the corporate level based on the consolidated performance across all groups. Group-level Incentive EBITDA targets and the achievement during 2008 are discussed in the "Grants of Plan and Plan-Based Awards."

        Each participant is assigned a target award, expressed as a percentage of base salary. Target awards increase commensurate with responsibility and are aligned with market award levels. The target awards as a percentage of base salary for 2008 were as follows:

  •
  President and Chief Executive Officer—100%

  •
  Chief Financial Officer, Executive Vice President and Group Presidents—70%

  •
  Vice President, General Counsel and Secretary—50%

        Based on the degree to which actual performance results exceed the target goals, Annual Value Creation Plan payouts can increase above target levels to a maximum of 240% of the target award. However, no payment is to be made for any award component when actual performance for that component falls below 90% of the relevant objective, and no Annual Value Creation Plan awards are paid if the Corporate Incentive EBITDA falls below 50% of the objective in a given year. This performance leverage further supports the Committee's belief that a significant percentage of executive compensation should vary commensurate with the performance results achieved.

2009 TriMas Incentive Compensation Plan.

        For fiscal year 2009, the Company has redesigned the Annual Value Creation Plan. The new annual incentive plan, known as the TriMas Incentive Compensation Plan, focuses on a broader array of key business metrics tied to the critical objectives of the Company. At the corporate level, including with respect to the President and Chief Executive Officer, Chief Financial Officer and Vice President, General Counsel and Secretary, the key metrics assessed and their relative weighted payment under the TriMas Incentive Compensation Plan are based on the following Company-wide indicators:

  •
  Sales and Operating Profit—40%  Like Incentive EBITDA, sales and operating profit reflects the Company's operating performance, and is considered a key measure of the Company's business performance. This will be measured by computing operating profit (excluding certain cash and non-cash recurring charges) as a percentage of net sales.

  •
  Liquidity / Leverage Margin—15%  In view of the Company's leverage, achieving identified leverage objectives focuses senior management on improving the Company's liquidity. The Company will measure its liquidity and leverage over each quarter, based on its actual bank leverage ratio as compared to covenant requirements, and determine payout based on the average achievement over the year against these requirements, with payout increasing proportionately to the size of the cushion between actual results and bank requirements.

  •
  Earnings per Share—15%  Compounded annual growth in earnings per share (EPS) is an important indicator of the Company's strategic growth and was chosen as a performance metric for awards to executives who are in a position to make decisions about the Company's strategic direction. The level of EPS achieved, on a diluted basis from continuing operations and adjusted to exclude the after tax impact of certain non-recurring charges, will drive the payout of this component.

  •
  Return on Net Tangible Assets—10%  Return on net tangible assets measures improved returns over the Company's capital spending and overall annual asset base through strategic decisions, and focuses the Company's senior management, including the NEO's, on the disciplined use of our capital resources. Return on net tangible assets will be computed based on operating profit divided by tangible assets, each determined on a continuing operations basis.

  •
  Personal Objectives—20%  Each of the NEO's will be assessed qualitatively and quantitatively on their achievement of personal objectives unique to their function and responsibility within the Company.

        At the business unit level, including with respect to the President, Packaging Systems (previously titled Group President), the key metrics to be assessed under the 2009 TriMas Incentive Compensation Plan, and their relative weights, are based on the following indicators at the business unit level:

  •
  Sales and Operating Profit—40%

  •
  Cash Flow from Operations—20%

  •
  Inventory Turns—20%

  •
  New Markets/Products—5%

  •
  Personal Objectives—15%

        Each of these metrics will be assessed with regard to the business unit leader's own business unit. Measuring business unit leadership solely on the performance of the business unit relevant to that leadership group—rather than factoring in a component for overall Company performance—focuses business unit leadership on optimizing performance of the business unit.

        As with the Annual Value Creation Plan, each participant in the TriMas Incentive Compensation Plan is assigned a target award; however, under the Incentive Compensation Plan the target award is expressed as a specified dollar figure. With respect to the NEOs, the assigned target awards for 2009 are as follows:

  •
  President and Chief Executive Officer—$675,000

  •
  Chief Financial Officer—$252,000

  •
  President, Packaging Systems—$ 271,000

  •
  Vice President, General Counsel and Secretary—$ 175,000

        Based on the degree to which actual performance results exceed the target goals, TriMas Incentive Compensation Plan payouts can increase above target levels to a maximum of 200% of the target award. However, no payment will be made for any award component when actual performance for that component falls below an identified percentage for the relevant objective (50% or 60% of the target award, depending on the objective). This performance leverage further supports the Committee's belief that a significant percentage of executive compensation should vary commensurate with the performance results achieved.

Grants of Stock Options and Restricted Stock

        The Company has two equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan (together, the "Equity Plans"). Each provides for employees, directors and consultants incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards. Equity compensation issued prior to the Company's initial public offering was granted under the 2002 Long Term Equity Incentive Plan. In 2007 and 2008, the Company awarded equity compensation under the 2006 Long Term Equity Incentive Plan.

        In 2008, the Committee, together with Hewitt, evaluated the type and scope of equity compensation to provide the named executive officers. Based on its assessment of the market, and its compensation philosophy, the Committee determined that a combination of restricted shares and performance units would best meet its objectives of retaining executives, aligning the compensation program with shareholders' interests, and tying rewards to performance. Although the Committee considered the equity compensation awarded within the Current Peer Groups, the Company awarded 2008 grants at the lower end of market practice, with a view to increasing the emphasis on equity compensation over time.

        The 2008 grants of restricted stock and performance units to the named executive officers were made under the 2006 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant (April 2, 2008). Further, the performance units would vest on this schedule only if the Company first met or exceeded the 2008 Incentive EBITDA threshold of $163.4 million (the identical threshold used to measure performance under the 2008 Annual Value Creation Plan). However, because the 2008 Incentive EBITDA target was not achieved, the performance units did not vest and were forfeited effective as of December 31, 2008.

        For details of the restricted stock and performance units granted to the NEOs during fiscal year 2008, see "Executive Compensation—Grants of Plan-Based Awards."

2009 Equity Grants under the 2006 Long Term Equity Incentive Plan

        On March 6, 2009, the Committee approved 2009 equity incentive grants for Company executives, including the NEOs, effective as of March 9, 2009. With the objective of placing greater emphasis on equity compensation tied solely to achievement of shareholder value, encouraging stock ownership, and offering a long term performance incentive geared towards retaining key employees, including the NEOs, the Committee issued stock option grants. The Committee also issued options instead of restricted stock due to share constraints under the 2006 Long Term Equity Incentive Plan pursuant to which each share of restricted stock counts as two shares and each stock option counts as one share for purposes of share allocation. The options were granted on the basis that the participant has the opportunity to receive an equity award every three years, the amount of which grant the Committee determines based on the individual's level of responsibility and role with the Company. In the intervening years between the once every three year grant, a participant, including an NEO, would be eligible for an equity award in the case of extraordinary performance as determined by the Committee or, otherwise subject to the Committee's discretion.

        The 2009 stock options awarded vest as to one-third of the number of options on each of the first of three anniversaries of the date of the grant (March 9, 2009). The options were awarded with an exercise price per share equal to the fair market value of the shares as of the close price on the date of grant ($1.01). The options have a 10 year term, subject to earlier termination if the participant dies, becomes disabled or terminates employment.

        The 2009 equity incentive grants to the NEOs are as follows:

Number of Stock Options
Lynn A. Brooks	72,500
Edward L. Schwartz(2)	0
Joshua A. Sherbin	87,500
David M. Wathen(1)	0
A. Mark Zeffiro	90,000
NEO Group(3)	250,000
Independent Director Group(4)	96,000
Non-executive Officer Employee Group(5)(6)	577,000

    (1)
    The President and Chief Executive Officer did not receive a grant due to the Committee's consideration of the equity grant awarded to him upon joining the Company on January 13, 2009.

    (2)
    Due to Mr. Schwartz's resignation prior to the grant date, he did not receive an equity grant.

    (3)
    Four eligible participants in the 2006 Long Term Equity Incentive Plan.

    (4)
    Four eligible participants in the 2006 Long Term Equity Incentive Plan. However, as Mr. Becker is not standing for re-election and his board term will end May 7, 2009, none of his options will vest.

    (5)
    Total represents forty-three (43) participants in the 2002 Long Term Equity Incentive Plan, and one (1) participant in the 2006 Long Term Equity Incentive Plan.

    (6)
    Consists of all employees, including current officers who are not executive officers, as a group.

Benefits and Retirement Programs

        The named executive officers are eligible to participate in benefit plans that are available to substantially all the Company's employees, including participation in the Company's retirement program (comprised of a 401(k) savings component and a quarterly contribution component), medical, dental, vision, group life and accidental death and dismemberment insurance programs.

        The Company makes matching contributions for active participants in the 401(k) savings component, in which each of the named executive officers participates, equal to 25% of their permitted contributions, up to a maximum of 5% of the participant's eligible compensation. In addition, for most employees (including the named executive officers) the Company may contribute up to an additional 25% of matching contributions based on the Company's annual financial performance.

        Under the terms of the quarterly contribution component, the Company contributes to the employee's plan account an amount determined as a percentage of the employee's pay. The percentage is based on the employee's age and for salaried employees, ranges from 1.0% for employees under the age of 30, to 4.5% for employees age 50 or over. For 2008, Mr. Autry received 4.5% (for the partial year of service prior to his resignation) and the other named executive officers received 4.0%, except Mr. Brooks, who received 6.0% due to a supplemental legacy benefit.

Executive Retirement Program

        The Company's executive retirement program provides senior managers, including the NEOs, a Supplemental Executive Retirement Plan and a Compensation Limit Restoration Plan. These plans provide retirement benefits in addition to those provided under the Company's qualified retirement plans and are offered by the Company to enhance the competitiveness of total executive pay.

        Under the Supplemental Executive Retirement Plan, the Company makes a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's eligible compensation. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Messrs. Brooks, Wathen and Autry, and 4.0% for the other NEOs). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

        The Compensation Limit Restoration Plan provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company's tax-qualified retirement plan, but for the reduction in recognizable compensation to $230,000 (as of December 31, 2008, as adjusted by the Internal Revenue Service from time to time) as required by the Code. There are no employee contributions permitted under this plan. Company contributions under the Compensation Limit Restoration Plan are based on a percentage of an employee's eligible compensation as determined by the employee's age. Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

TriMas Corporation Benefit Restoration Pension Plan

        Mr. Beard and Mr. Brooks participate in the TriMas Corporation Benefit Restoration Plan ("Benefit Restoration Plan"), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company's predecessor) because of the Code limitations on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.

        Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, each of Mr. Beard and Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company's other plans. In connection with Mr. Beard's separation on January 13, 2009, Mr. Beard received a benefit in the amount of $16,878 for the profit sharing component of the Benefit Restoration Plan (as reflected in the "Executive Retirement Program" table below) and is entitled to receive an annuity for the pension component on or after age 55, the age 65 present value of which is also reflected in the "Executive Retirement Program" table below. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the "Executive Retirement Program" table below.

Perquisites

        The Company provides the NEOs with the following perquisites: supplemental universal life insurance, auto allowance, private club membership, executive health screening, tax reimbursements and, in the case of Mr. Beard for 2006, personal use of the Company's owned and leased aircraft. For 2006, Mr. Beard was taxed on the value of this usage according to the Code. In 2007 and 2008, Mr. Beard directly reimbursed the Company for the actual cost of his personal use of the Company's owned and leased aircraft (inclusive of operational expenses, crew costs, fuel surcharges, catering, landing fees and federal excise taxes). In 2008, Mr. Zeffiro received $ 120,000 in relocation expenses incurred in connection with joining the Company, comprised primarily of moving expenses, travel reimbursement, and temporary lodging costs, and received a tax gross-up in connection with such benefit.

Change in Control and Severance Based Compensation

        The Company's executive officers, including the NEOs, are covered by the Company's Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances, as described below under "Post Employment" Compensation.

        Although a significant part of compensation for the Company's executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to the executive officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.

Accounting and Tax Effects

        The impact of accounting treatment is considered in developing and implementing the Company's compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company's executives.

        The impact of federal tax laws on the Company's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company's compensation programs qualify for deductibility.

        Likewise, the impact of Section 409A of the Code is taken into account, and the Company's executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

        During 2008, the Committee assessed the adoption of stock ownership guidelines for executives and independent directors and a recoupment (also known as a clawback) policy and decided to defer consideration of these topics until 2009.

        The following table summarizes the annual and long-term compensation paid to the Company's President and Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers who were serving at the end of 2008, former Chief Financial Officer who resigned from the Company effective April 11, 2008, and a former executive who resigned from the Company effective June 19, 2008, and is included due to severance compensation received in 2008, whom are referred to collectively in this report as the "named executive officers" or "NEOs":

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Grant H. Beard(4),	2008	875,000	94,200	—	—	3,500	219,100	1,191,800
President (principal executive	2007	875,000	306,500	—	900,000	100	222,400	2,304,000
officer)	2006	875,000	—	—	800,000	(200)	343,500	2,018,300
A. Mark Zeffiro,	2008	200,800	95,900	—	150,000	—	406,000	852,700
Chief Financial Officer
(principal financial officer)
Lynn A. Brooks,	2008	380,500	33,700	—	190,000	16,300	150,200	770,700
President, Packaging Systems	2007	370,200	104,200	—	225,000	6,000	125,300	830,700
Group	2006	350,000	—	—	240,000	6,700	76,800	673,500
Joshua A. Sherbin,	2008	342,200	30,600	—	105,000	—	94,200	572,000
Vice President, General Counsel	2007	329,200	85,800	—	215,000	—	63,200	693,200
and Secretary	2006	305,000	—	—	120,000	—	55,200	480,200
Edward L. Schwartz(5),	2008	386,900	42,800	—	70,000	—	98,000	597,700
Executive Vice President	2007	370,200	110,300	—	325,000	—	83,200	888,700
	2006	350,000	—	—	245,000	—	56,400	651,400
Jeffrey B. Paulsen(6),	2008	175,000	33,700		—	—	714,500	923,200
President Energy Products and	2007	341,900	104,200	—	250,000	—	97,900	794,000
Industrial Specialties Groups	2006	—	—	—	—	—	—	—
E.R. Autry, Jr.(7),	2008	110,800	—	—	—	—	515,100	625,900
Chief Financial Officer	2007	354,200	134,900	—	200,000	—	143,300	832,400
	2006	330,000	—	—	250,000	—	86,100	666,100

(1)
All awards in this column relate to restricted stock granted under the 2006 Long Term Equity Incentive Plan and are calculated in accordance with SFAS 123R. The award earned reflects the grants of restricted stock, as approved by the Compensation Committee on September 1, 2007, April 2, 2008 and June 2, 2008. The award does not include any performance units as the Company did not meet the requisite financial thresholds in order for the performance units issued in connection with each grant to vest. See "Grants of Plan-Based Awards."

(2)
Annual Value Creation Plan payments are made in the year subsequent to which they were earned. Amounts earned under the 2008 Annual Value Creation Plan were approved by the Compensation Committee on February 25, 2009 and were paid out shortly thereafter.

(3)
The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(4)
Resigned January 13, 2009.

(5)
Resigned March 4, 2009.

(6)
Resigned June 19, 2008.

(7)
Resigned April 11, 2008.

        Following is further detail on the NEOs' other compensation:

Name	Year	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Non-Business Owned and Leased Aircraft Useage ($)(1)	Tax Reimbursements ($)	Signing Bonus ($)	Post-Termination Payments ($)	Relocation Benefit ($)	Company Contributions in Retirement and 401(k) Plans ($)(2)	Total ($)
Grant H. Beard	2008	15,000	26,500	23,800	—	78,200	—	—	—	75,600	219,100
	2007	25,100	42,500	23,700	—	55,500	—	—	—	75,600	222,400
	2006	24,800	54,700	23,600	122,200	45,300	—	—	—	72,900	343,500
A. Mark Zeffiro	2008	8,800	47,500	4,000		119,300	100,000	—	120,000	6,400	406,000
Lynn A. Brooks	2008	16,250	—	36,000	—	43,350	—	—	—	54,600	150,200
	2007	27,500	—	26,700	—	19,900	—	—	—	51,200	125,300
	2006	27,500	—	—	—	400	—	—	—	48,900	76,800
Joshua A. Sherbin	2008	12,500	15,000	8,500	—	29,800	—	—	—	28,400	94,200
	2007	5,900	10,200	6,400	—	11,400	—	—	—	29,300	63,200
	2006	3,900	19,900	—	—	9,700	—	—	—	21,700	55,200
Edward L. Schwartz	2008	15,000	6,700	9,500	1,700	28,900	—	—	—	36,200	98,000
	2007	25,700	6,700	7,200	—	8,800	—	—	—	34,800	83,200
	2006	24,100	—	—	—	3,300	—	—	—	29,000	56,400
Jeffrey B. Paulsen	2008	7,500	36,100	5,200	—	39,700	—	604,700	—	21,300	714,500
	2007	25,600	27,600	7,100	—	24,400	—	—	—	13,200	97,900
	2006	—	—	—	—	—	—	—	—	—	—
E.R. Autry, Jr.	2008	5,000	6,500	8,300	—	19,200	—	450,400	—	25,700	515,100
	2007	25,300	18,600	26,100	—	31,300	—	—	—	42,000	143,300
	2006	25,000	14,700	—	—	6,700	—	—	—	39,700	86,100

(1)
For Mr. Beard, derived from invoices received from the third party provider of the aircraft for his non-business air travel. For Mr. Schwartz, reflects the actual value attributable to the use of the Company's aircraft, inclusive of fuel, pilot time and all fees and expenses incurred.

(2)
For Mr. Beard, amounts comprised of $60,800 in 2008, $61,000 in 2007 and $59,200 in 2006 under the TriMas Executive Retirement Program and $14,800 in 2008, $14,600 in 2007 and $13,700 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Zeffiro $4,700 in 2008 under the TriMas Executive Retirement Program and $1,700 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $32,100 in 2008, $30,200 in 2007 and $28,800 in 2006 under the TriMas Executive Retirement Program and $22,500 in 2008, $21,000 in 2007 and $20,100 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Sherbin, amounts comprised of $14,400 in 2008, $15,000 in 2007 and $13,800 in 2006 under the TriMas Executive Retirement Program and $14,000 in 2008, $14,300 in 2007 and $7,900 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Schwartz, amounts comprised of $21,300 in 2008, $20,200 in 2007 and $17,400 in 2006 under the TriMas Executive Retirement Program and $14,900 in 2008, $14,600 in 2007 and $11,600 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Paulsen amounts comprised of $10,200 in 2008, $10,400 in 2007 and $0 in 2006 under the TriMas Executive Retirement Program and $11,100 in 2008, $2,800 in 2007 and $0 in 2006 under the TriMas Corporation Salaried Retirement Program; and for Mr. Autry, amounts comprised of $16,000 in 2008, $26,300 in 2007 and $24,800 in 2006 under the TriMas Executive Retirement Program and $9,700 in 2008, $15,700 in 2007 and $14,900 in 2006 under the TriMas Corporation Salaried Retirement Program;. See "—Compensation Components—Benefit and Retirement Programs."

Grants of Plan-Based Awards

        Annual Value Creation Plan payments are calculated as a percentage of the participant's base salary. If the prescribed performance targets are fully satisfied for the NEO participants, the percentage of base salary to be awarded under the Annual Value Creation Plan is as follows: President and Chief Executive Officer—100%; and Chief Financial Officer, Executive Vice President, and Group Presidents—70%; and Vice President, General Counsel and Secretary—50%. If the actual performance relevant to an executive participant's performance exceeds the prescribed performance targets, the executive participant's Annual Value Creation Plan earn-out can exceed the stated salary percentages. However, no payment will be made for any award component when actual performance for that component falls below 90% of the relevant objective and no Annual Value Creation Plan awards are paid if the Company's Annual Value Creation Plan Adjusted EBITDA falls below 50% of the objective in a given year. The table below sets forth the estimated future Annual Value Creation Plan payments for each of the Company's named executive officers based on their 2008 salaries.

        For 2008, the Company achieved Incentive EBITDA of $144 million, or 88% of the corporate performance objective. Due to the separation of certain of the NEOs during 2008 and the payment of benefits to them consistent with the terms of the Company's Executive Severance / Change of Control Policy (as more fully detailed below under "Post Employment" Compensation), the achievement of Incentive EBITDA at the business group level is only relevant with respect to the Packaging Systems group, of which Mr. Brooks is the President. The Packaging Systems group achieved 95% of its group performance objectives ($49.5 million target and $47.2 million actual). Based on these performance levels, the minimum Incentive EBITDA threshold of 90% was not satisfied with respect to the Corporate Incentive EBITDA, and the Packaging Systems group Incentive EBITDA satisfied the threshold for payment at 50% of the group component. The Committee did not award Mr. Beard the personal performance component of his 2008 Annual Value Creation Plan payout. Mr. Zeffiro received the guaranteed minimum Annual Value Creation Plan payment he was entitled to under the Letter Agreement dated April 28, 2008 with respect to his first year of employment. For 2008, the Committee awarded Messrs. Brooks, Schwartz and Sherbin, 100%, 100% and 150%, respectively, of the personal objective component of the Annual Value Creation Plan. In accordance with the terms of the Annual Value Creation Plan, achievement of the personal objective component at these thresholds resulted in payout of 100% of the target for each of Messrs. Brooks and Schwartz and 240% of the target for Mr. Sherbin.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
								Grant Date Fair Value of Stock and Unit Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Closing Price on Grant Date ($/share)
Grant H. Beard	Annual Valuation Creation Plan(1)		218,750	875,000	2,100,000
	Time Vested Restricted Stock(2)	4/2/2008				15,400	6.12	94,200
	Performance Unit(2)	4/2/2008				42,000	6.12	257,000
A. Mark Zeffiro	Annual Valuation Creation Plan(1)		63,000	252,000	604,800
	Time Vested Restricted Stock(2)	6/2/2008				12,000	7.99	95,900
	Performance Unit(2)	6/2/2008				21,000	7.99	167,800
Lynn A. Brooks	Annual Valuation Creation Plan(1)		67,550	270,200	648,480
	Time Vested Restricted Stock(2)	4/2/2008				5,500	6.12	33,700
	Performance Unit(2)	4/2/2008				15,000	6.12	91,800
Joshua A. Sherbin	Annual Valuation Creation Plan(1)		43,750	175,000	420,000
	Time Vested Restricted Stock(2)	4/2/2008				5,000	6.12	30,600
	Performance Unit(2)	4/2/2008				12,000	6.12	73,400
Edward L. Schwartz	Annual Valuation Creation Plan(1)		70,000	280,000	672,000
	Time Vested Restricted Stock(2)	4/2/2008				7,000	6.12	42,800
	Performance Unit(2)	4/2/2008				16,000	6.12	97,900
	Performance Unit(2)	7/2/2008				10,000	6.01	60,100
Jeffrey B. Paulsen	Annual Valuation Creation Plan(1)		43,750	175,000	420,000
	Time Vested Restricted Stock(2)	4/2/2008				5,500	6.12	33,700
	Performance Unit(2)	4/2/2008				15,000	6.12	91,800
E.R. Autry, Jr.	Annual Valuation Creation Plan(1)		63,000	252,000	604,800

(1)
The amounts above in the Estimated Possible Payouts under Non-Equity Incentive Plan Awards are based on awards pursuant to the Annual Value Creation Plan and the current base salary of each NEO as of December 31, 2008. The threshold payout is based on 25% of the target award (on the basis of awarding only the personal objectives component), the target award is 100% of base salary for Mr. Beard, 70% of base salary for Messrs. Autry, Brooks, Paulsen, Schwartz, Zeffiro, and 50% of base salary for Mr. Sherbin. The maximum estimated possible payout for each participant is equal to 240% of target. Messrs. Autry, Beard, Paulsen and Schwartz resigned April 11, 2008, January 13, 2009, June 19, 2008 and March 4, 2009, respectively.

(2)
The 2008 grants of restricted stock and performance units to the named executive officers were made under the 2006 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant (April 2, 2008). Further, the performance units would vest on this schedule only if the Company first met or exceeded the 2008 Incentive EBITDA threshold of $163.4 million (as with the Annual Value Creation Plan, the Committee determined that assessing EBITDA subject to adjustments was the appropriate method by which to measure results). Since the 2008 Incentive EBITDA target was not achieved, the performance units did not vest and were forfeited.

Outstanding Equity Awards

        The following table summarizes the outstanding equity awards to the named executive officers as of December 31, 2008:

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date	All Other Stock Awards: Number of Shares of Stock or Units(2)	Market Value of Shares or Units of Stock that have not Vested $(3)
Grant H. Beard(4)	495,425	—	111,100	20.00	6/5/2012	32,067	44,252
A. Mark Zeffiro	—	—	—	—	—	12,000	16,560
Lynn A. Brooks	157,516	—	35,552	20.00	6/5/2012	11,167	15,410
Joshua A. Sherbin	44,000	—	11,000	23.00	3/31/2015	9,667	13,340
Edward L. Schwartz(5)	88,880	—	22,220	20.00	2/28/2013	13,000	17,940
	20,000	—	5,000	23.00	2/28/2015
Jeffrey B. Paulsen(6)	—	—	—			458	632
E.R. Autry, Jr.	—	—	—	—	—	—	—

(1)
Stock options that have been granted under the 2002 Long Term Equity Incentive Plan vest over a period of three to seven years.

(2)
All awards in this column relate to restricted stock grants awarded on September 1, 2007 and April 2008 under the 2006 Long Term Equity Incentive Plan. All restricted stock granted in 2007 and 2008 vests over the three-year period beginning on the date of the respective grant with one-third of the grant being vested on a pro-rata basis over each of the three years following the respective grant date. As the Company did not meet the financial threshold required for performance units awarded in either 2007 or 2008 to vest, they were canceled as of December 31, 2007 and December 31, 2008, respectively, and are not reflected in this column. The performance units are included in the "Grants of Plan Based Awards" table discussed above.

(3)
The market value is based on the stock price as of December 31, 2008 ($1.38) multiplied by the number of share awards.

(4)
In connection with his resignation on January 13, 2009, Mr. Beard forfeited all of his unexercised options as of January 13, 2009. This forfeiture represents an acceleration by 90 days versus the Company's Executive Severance / Change of Control Policy which provides that unexercised options lapse within 90 days of termination of employment. As of his resignation, Mr. Beard vested in 7,749 shares of his restricted common stock and is not eligible to vest in the balance of his restricted stock grants.

(5)
In connection with the terms of his resignation on March 4, 2009 and the Company's Executive Severance / Change of Control Policy, all of Mr. Schwartz's unexercised options that are exercisable will lapse within 90 days of such date if not exercised. As of his resignation, Mr. Schwartz vested in 4,083 shares of his restricted common stock and is not eligible to vest in the balance of his restricted stock grants.

(6)
In connection with the terms of his resignation on June 19, 2008, and the Company's Executive Severance / Change of Control Policy, Mr. Paulsen vested in 458 shares of his restricted common stock and is not eligible to vest in the balance of his restricted stock grants.

Post-Employment Compensation

        As of November 17, 2006, all of the Company's executive officers, or Executives, are currently employed at will and do not have employment agreements. Prior to November 17, 2006, the Company's Executives had employment agreements that were terminated in connection with the Company having instituted an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company's executives including the NEOs. The Policy states that each Executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an Executive if his or her employment is terminated under certain circumstances.

        If the Company terminates the employment of the President and Chief Executive Officer for any reason other than for cause, disability, or death, or if the President and Chief Executive Officer terminates his or her employment for good reason, the Company will provide the President and Chief Executive Officer with two years' annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Annual Value Creation Plan bonus payment that has been declared for the President and Chief Executive Officer but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The President and Chief Executive Officer's termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.

        If the Company terminates the employment of any Executive (excluding the President and Chief Executive Officer) for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason, the Company will provide the Executive with one year's annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of an Executive's voluntary termination or termination for cause, the Company pays the Executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an Executive's employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid Annual Value Creation Plan compensation and vests in their entirety all of the Executive's outstanding equity awards. Other than continued participation in the Company's medical benefit plan for the Executive's dependents for up to 36 months, all other benefits cease as of the date of the Executive's death. If an Executive is terminated due to becoming disabled, the Company pays the Executive earned but unpaid base salary and Annual Value Creation Plan payments and vests in their entirety all of the Executive's outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.

        In the case of a qualifying termination of an Executive's (including the President and Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an Annual Value Creation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.

        For purposes of the policy, "Change of Control" is defined as follows:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's properties or assets, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company's common voting stock, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the Board who (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company's Shareholders Agreement.

Change of Control is defined in a manner consistent with the definition in the indenture governing the Company's 9 7/8% senior subordinated notes due 2012, filed as an exhibit to the Registration Statement on Form S-4 filed with the SEC on October 4, 2002.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        The tables below summarize the executive benefits and payments due to the President and Chief Executive Officer and other NEOs upon termination, both in connection with a termination (i) for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason ("Involuntary, not for cause") and (ii) in connection with a change of control. The tables assume that termination occurred on December 31, 2008.

	Termination involuntary, not for cause $	Termination for cause $	Termination in connection with a change of control $	Death $(8)	Disability $(9)
Grant H. Beard(4)
Cash payments(1)	2,625,000	—	5,250,000	875,000	875,000
Value of restricted stock(2)	9,150	9,150	44,250	44,250	44,250
Value of stock options(3)	—	—	—	—	—
Outplacement services	50,000	—	50,000	—	—
Medical benefits	27,000	—	40,000	40,000	—

Total	2,711,150	9,150	5,384,250	959,250	919,250

A. Mark Zeffiro
Cash payments(1)	612,000	—	1,836,000	252,000	252,000
Value of restricted stock(2)	3,220	3,220	16,560	16,560	16,560
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	658,220	3,220	1,922,560	308,560	268,560

Lynn A. Brooks
Cash payments(1)	657,000	—	1,971,000	271,000	271,000
Value of restricted stock(2)	3,200	3,200	15,410	15,410	15,410
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	703,200	3,200	2,056,410	326,410	286,410

Joshua A. Sherbin
Cash payments(1)	525,000	—	1,575,000	175,000	175,000
Value of restricted stock(2)	2,800	2,800	13,340	13,340	13,340
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	570,800	2,800	1,658,340	228,340	188,340

Edward L. Schwartz(5)
Cash payments(1)	680,000	—	2,040,000	280,000	280,000
Value of restricted stock(2)	3,800	3,800	17,940	17,940	17,940
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	726,800	3,800	2,127,940	337,940	297,940

Jeffrey A. Paulsen(6)
Cash payments	—	—	—	—	—
Value of restricted stock	—	—	—	—	—
Value of stock options	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	—	—	—	—	—

E.R. Autry, Jr.(7)
Cash payments	—	—	—	—	—
Value of restricted stock	—	—	—	—	—
Value of stock options	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	—	—	—	—	—

(1)
Comprised of base salary as of December 31, 2008 and Annual Value Creation Plan payments.

(2)
Restricted stock valued at the market price of the Company's common stock of $1.38 at December 31, 2008. Messrs. Beard, Zeffiro, Brooks, Schwartz and Sherbin had 6,627, 2,333, 2,319, 2,750 and 2,027 shares, respectively, that would have been vested upon termination as of December 31, 2008, and 32,067, 12,000, 11,167, 13,000 and 9,667 shares, respectively, that would have been vested upon a change of control.

(3)
All outstanding stock options have exercise prices in excess of their fair market values at December 31, 2008. Messrs. Beard, Zeffiro, Brooks, Schwartz and Sherbin had 495,425, 0, 157,516, 108,880 and 44,000 stock options, respectively, that were exercisable as of December 31, 2008, and 606,525, 0, 193,068, 136,100 and 55,000 stock options, respectively, that would be vested upon a change of control.

(4)
On January 13, 2009, Mr. Beard resigned from the Company as President and Chief Executive Officer and a member of the Board. In connection with his resignation, and his entry into a separation agreement, the Company compensated Mr. Beard in accordance with an involuntary termination without cause and provided the following compensation: base salary $ 1,750,000; Annual Value Creation Plan payments $ 906,164; Executive Retirement Program payout totaling $251,178, subject to quarterly contributions prior to termination and market fluctuation; Benefits Restoration Plan future payout of $16,878; outplacement services; medical benefits; and $25,000 in connection with the accelerated forfeiture of his stock options under the 2002 Long Term Equity Incentive Plan. In accordance with the Policy, Mr. Beard's vesting was accelerated to his date of resignation with respect to 7,749 restricted shares previously granted under the 2006 Long Term Equity Incentive Plan.

(5)
On March 4, 2009, Mr. Schwartz resigned from the Company as Executive Vice President. In connection with his resignation and his entry into a separation agreement, the Company compensated Mr. Schwartz under the Policy in accordance with an involuntary termination without cause as follows: base salary $400,000; Annual Value Creation Plan payments totaling $398,329; Executive Retirement Program payment totaling $69,197, subject to quarterly contributions prior to termination and market fluctuation; outplacement services; and medical benefits. In accordance with the Policy, Mr. Schwartz's vesting was accelerated to his date of resignation with respect to 4,083 restricted shares previously granted under the 2006 Long Term Equity Incentive Plan.

(6)
On June 19, 2008, Mr. Paulsen resigned from the Company as Group President-Industrial Specialties. In connection with his resignation and his entry into a separation agreement, the Company compensated Mr. Paulsen under the Policy in accordance with an involuntary termination without cause as follows: base salary $350,000; Annual Value Creation Plan payments totaling $245,000; outplacement services; and medical benefits. In accordance with the Policy, Mr. Paulsen's vesting was accelerated to his date of termination with respect to 2,361 restricted shares previously granted under the 2006 Long Term Equity Incentive Plan.

(7)
On April 11, 2008, Mr. Autry resigned from the Company as Chief Financial Officer. In connection with his resignation and his entry into a separation agreement, the Company compensated Mr. Autry as follows: base salary $360,000; consulting fee $60,000; and attorneys' fees not to exceed $5,000.

(8)
With respect to death, the Executive Severance / Change of Control Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid Annual Value Creation Plan awards, terminate as of the date of the Executive's death. Equity awards become 100% vested upon death. Executive's dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the Executive's date of death.

(9)
With respect to disability, the Executive Severance / Change of Control Policy provides that all obligations of the Company to make any further payments, except for earned but unpaid salary and accrued but unpaid Annual Value Creation Plan awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date Executive receives benefits under the Company's long term disability program. Equity awards become 100% vested upon the disability termination.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each Executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the Executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the Executive is required if the modification adversely impacts the Executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected Executive.

Retirement Benefits

        The following table summarizes the Company's Benefit Restoration Plan actuarial present value for the participating named executive officers.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Grant H. Beard	TriMas Benefit Restoration Plan	7	$24,700
Lynn A. Brooks	TriMas Benefit Restoration Plan	29	$135,100

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Executive Retirement Program

        The following table summarizes the activity in the nonqualified retirement plans for the Company's named executive officers:

Name	Year	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Grant H. Beard	2008	—	60,800	(168,700)		275,100
	2007	—	61,000	35,100	—	383,000
	2006	—	59,200	32,100	—	286,900
A. Mark Zeffiro	2008	—	4,700	(100)	—	4,600
Lynn A. Brooks	2008	—	32,100	(41,600)		150,300
	2007	—	30,200	9,200	—	159,800
	2006	—	28,800	9,400	—	120,400
Joshua A. Sherbin	2008	—	14,400	(21,400)	—	33,400
	2007	—	15,000	2,000	—	40,400
	2006	—	13,800	2,400	—	23,400
Edward L. Schwartz	2008	—	21,300	(43,700)		73,100
	2007	—	20,200	9,900	—	95,500
	2006	—	17,400	6,500	—	65,400
Jeffrey B. Paulsen	2008	—	10,200	(6,600)	(14,400)	—
	2007	—	10,400	300	—	10,800
	2006	—	—	—	—	—
E.R. Autry, Jr.	2008	—	16,000	(16,800)	(69,600)	—
	2007	—	26,300	3,400	—	70,400
	2006	—	24,800	1,700	—	40,700

(1)
Represents the Company's contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled "All Other Compensation" in the summary executive compensation table and under "Company Contributions in Retirement and 401K Plans" in the supplemental table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Mr. Beard includes earnings attributable to his participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

(3)
As each of Messrs. Autry and Paulsen resigned during 2008 and neither were vested under the terms of the Executive Retirement Plan, the balance of their contributions as of their respective resignation dates is shown as a forfeiture in the Withdrawals/Distributions column, and therefore a zero balance is shown for the 2008 year-end balance for each of them.

(4)
Includes amounts previously reported as compensation to the Company's executive officers for previous years.

        Contributions to the Executive Retirement Program are invested in accordance with each named executive officer's directive based on the investment options in the Company's Corporation Retirement Program. Investment directives can be amended by the participant at any time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2008.

                      Compensation Committee of the Board of Directors

                      Eugene A. Miller
                      Charles E. Becker
                      Marshall A. Cohen

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements. The Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company's relationship with the independent registered public accounting firm (which reports directly to the Audit Committee.) The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.

        The Company's management is primarily responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.

        In this context, the Audit Committee hereby reports as follows:

          1.     The Audit Committee has reviewed the audited financial statement for the fiscal year ended December 31, 2008 with the Company's management;

          2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

          3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as adopted by the PCAOB in rule 3600T, and has discussed with the independent registered public accounting firm its independence; and

          4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

                      The Audit Committee

                      Richard M. Gabrys, Chairman
                      Eugene A. Miller
                      Marshall Cohen

39400  WOODWARD AVENUE
SUITE 130

BLOOMFIELD HILLS, MICHIGAN 48304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TriMas Corporation in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TriMas Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  All proxy cards must be received by the day before the cut-off date or the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M12220	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIMAS CORPORATION
		For	Withhold	For All
The Board of Directors recommends a vote “FOR” Proposal 1.		All	All	Except

Vote On Directors		☐	☐	☐

1.	Election of Directors

Nominees:
01) Samuel Valenti III
02) Daniel P. Tredwell

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign below exactly as the name(s) appear(s) on the stock certificate (as indicated hereon).  If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009

The Proxy Statement and 2008 Annual Report of TriMas Corporation are available at http://www.trimascorp.com/2009proxy

M12221

Proxy Form

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2009

AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR proposal  (1).

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting,  (b) appoint the individuals named in such proxy statement,   and each of them,  as proxies, with full power of substitution,  to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof,  and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director’s recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States.  When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign.  Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

QuickLinks

ABOUT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
Director Compensation Table
TRANSACTIONS WITH RELATED PERSONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS